Exhibit 10.91


                       CONSULTING AGREEMENT


              This Consulting Agreement ("Agreement"), is entered into this 16 day of April, 1999 (the "Execution Date"), by and between Elwood I. Kleaver, Jr. ("Consultant") located at 4670 Somerset Court, Brookfield, Wisconsin 53045-8156 and Maxicare Health Plans, Inc., a Delaware corporation, located at 1149 South Broadway Street, Suite 910, Los Angeles, CA 90015 (the "Company").

              WHEREAS, Peter J. Ratican ("Ratican") has been employed as Chairman of the Board ("Chairman"), President and Chief Executive Officer ("CEO") of the Company pursuant to the terms of that certain Amended and Restated Employment and Indemnification Agreement by and between the Company and Ratican dated as of April 1, 1996, as amended by Amendment No. 1 thereto, dated February 11, 1997, Amendment No. 2 thereto, dated March 28, 1998 and Amendment No. 3 thereto, dated May 8, 1998 (the "Existing Employment Agreement");

              WHEREAS, Ratican has agreed to terminate the Ratican Employment Agreement effective June 30, 1999 (the "Termination Date") and enter into a Settlement and Release Agreement with the Company (the "Ratican Settlement Agreement"), Amendment No. 4 thereto of even date herewith (Amendment No. 4 along with the Existing Employment
Agreement, collectively, the "Ratican Employment Agreement"), along with certain other arrangements (all such agreements, collectively, the "Ratican Related Agreements");

              WHEREAS, Ratican has agreed to perform limited duties from the Effective Date, as defined in the Ratican Settlement Agreement (hereinafter referred to as the "Effective Date"), until the Termination Date;

              WHEREAS, Consultant has served on the Board of Directors since May of 1998 and has over twenty years of experience in the managed health care industry;

              WHEREAS,  Consultant  has   been   in  the  business  of
rendering health care consulting services for over four years;

              WHEREAS, the Company requires immediate additional senior executive expertise and experience; accordingly, in recognition that Consultant's skills and experience are essential to the on-going business, operations and prospects of the Company, the Company and Consultant have agreed to enter into this Agreement for a term commencing on the Effective Date through and beyond the term of the Ratican Employment Agreement;

              WHEREAS, subject to the effectiveness of the Ratican Settlement Agreement and the Ratican Related Agreements, the Company and the Consultant have agreed that Consultant shall render consulting services on behalf of the Company pursuant to the terms and conditions set forth in this Agreement;

              NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, the Company and Consultant agree as follows:

              1. Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings, unless otherwise expressly provided or unless the context otherwise requires.
              "Board of Directors" means the Board of Directors of the Company or the Executive Committee of the Board of Directors which the Executive Committee shall, during the term hereof, initially consist of Consultant, Claude Brinegar, Thomas W. Field and Paul R. Dupee, Jr.

              "Cause"  means,  except  as  otherwise  contemplated  by
Sections 6(a) or  6(b)  below,    the  involuntary  termination of the
Agreement by the Company by reason of:

                        (i) the willful or habitual failure by Consultant to perform requested duties commensurate with his duties pursuant to the terms of this Agreement without good cause (the "Breach"), after a demand for substantial performance is delivered to Consultant by the Board of Directors, which notice specifically identifies the manner in which Consultant has not performed his duties (other than as a result of the death or Incapacity of Consultant) and Consultant is given the opportunity to cure the Breach;

                        (ii) the willful engaging by Consultant in misconduct materially injurious to the Company, provided, however, that an act shall be considered "willful," only if done or omitted in bad faith and without reasonable belief on Consultant's part that his action was in the best interest of the Company; or

                        (iii) the conviction by final judgment of Consultant for a felony or of a crime involving moral turpitude, dishonesty, fraud or theft with respect to the performance of Consultant's services to the Company.

              Notwithstanding the foregoing,  for purposes of Sections
(i) and (ii), above, such events shall be deemed to have occurred only upon (a) the due adoption by the Board of Directors at a meeting called and held for such purpose (after reasonable notice to Consultant and his counsel and after affording Consultant and his counsel an opportunity to be heard before the Board of Directors), of a resolution finding that, in the good faith opinion of the Board of Directors, Consultant was guilty of the conduct set forth in such Sections, and (b) in the event that such resolution is duly adopted by the Board of Directors, the receipt by Consultant of five (5) days written notice prior to the effectiveness thereof.

              "Incapacity" means the absence of the Consultant from his consulting duties or the inability of Consultant to perform his duties pursuant to this Agreement by reason of mental or physical illness, disability or incapacity for a period of thirty (30) consecutive days or more during the term hereof, and either the Company or Consultant elects to declare such illness, disability or incapacity to be of a permanent nature.

              2. Consulting Services. Subject to the restrictions and limitations set forth below, during the "Term" as hereinafter defined, of this Agreement, Consultant and the Company hereby agree:
(a) for the purposes hereof, Consultant shall serve as the Chief Operating Officer ("COO") of the Company with such duties and responsibilities as normally associated with such position, including, but not limited to, supervision over the Company's corporate offices and functions and its California, Indiana and Louisiana health maintenance organization ("HMO") plans and operations. All employees of the Company and all employees of the Company's subsidiaries shall report to Consultant either directly or indirectly;

                  (b)   Consultant  shall   also   render  such  other
consulting services as may from time to time be reasonably requested by the Board of Directors;

                  (c)   any  consulting   services   rendered  by  the
Consultant pursuant to this Agreement shall be substantially rendered in the Company's offices in Los Angeles, Indiana, or Louisiana; and

                  (d) subject to Section 3(a) below, Consultant shall render his consulting services to the Company on a substantially full-time basis.

              The consulting services rendered by the Consultant during the Term of this Agreement as set forth in Sections 2(a) through 2(d) above shall hereinafter be defined as the "Consulting Services".

              3. Non-Exclusive Services. Notwithstanding anything to the contrary contained elsewhere herein:

              (a) the Consulting Services to the Company during the Term of this Agreement shall be non-exclusive. While Consultant may continue and/or finish any of his existing consulting arrangements ("Other Business Agreements"), as set forth in Schedule 1 attached hereto and made a part hereof, during the term of this Agreement, Consultant may not enter into new consulting or employment agreements without the prior approval of the Board of Directors. In addition, Consultant's performance of Other Business Agreements during the Term of this Agreement shall not materially interfere with Consultant's performance of his Consulting Services to the Company during the Term hereof. During the Term of this Agreement, Consultant shall not serve as an employee, officer, director, advisor, consultant or purchase an amount in excess of five percent (5%) of any corporation, partnership, joint venture, limited liability company or other enterprise which competes directly or indirectly with the Company in the States of California, Indiana or Louisiana, including but not limited to any health care provider, HMO, preferred provider organization ("PPO"), life, health or disability insurance company, or any other business which arranges for, provides or finances health care in such states (hereinafter, collectively "Competitors"); and

                  (b) Subject to the requirements of Section 3(a) above, Consultant shall be entitled to earn and receive from entities other than the Company any compensation, salary, profit participations, bonuses, wages, consulting fees or other earnings for services rendered by Consultant during the Term hereof without offset or deduction with respect to any Consulting Fee due hereunder whatsoever.

              4.   Compensation and Stock Options.

                  (a) In addition to director fees which the Company is already obligated to pay Consultant as of the date of this Agreement, as compensation for Consultant's agreement to be available to render the Consulting Services during the Term of this consulting Agreement, the Company agrees to compensate the Consultant at a rate of Forty Thousand Dollars ($40,000) per month (the "Consulting Fee"). Said Consulting Fee shall be payable in equal monthly installments or in such other installments as may be agreed upon between the parties.

                  (b) The Company shall grant to Consultant options pursuant to the Company's 1995 Stock Option Plan (the "Plan") to
purchase Fifty Thousand (50,000) shares of Common Stock on the Effective Date (the "Stock Options"). The Stock Options shall have an exercise price equal to the Closing Price of the Common Stock on the last trading date immediately preceding the Grant Date. For purposes of this Section 4(b), the "Closing Price" for each trading day shall mean the closing bid price (or average of bid prices) of the Common Stock as reported by the National Association of Securities Dealers Automated Quotation System - National Market System ("NASDAQ-NMS") or if the Common Stock is not traded on NASDAQ on such national or regional securities exchange or quotation system where the Common Stock is traded. Each Stock Option granted pursuant to the terms hereof shall vest at the rate of 6,000 shares per month for the first four months and 4,000  shares  per  month thereafter, have a ten (10)




year term and such other terms and conditions as set forth in the Plan and/or the Stock Option Agreement (the "Option Agreement") which shall be in substantially the form of Exhibit A attached hereto. Consultant acknowledges that he is entitled to the grant of only the Stock Options and no other stock options pursuant to this Agreement.

                  (c)   Except as expressly set  forth in this Section
4 or elsewhere in this Agreement, Consultant shall not be entitled to receive any other compensation or benefits from the Company as a result of the performance of Consultant's consulting services hereunder, including but not limited to participation in the Company's life, health and disability insurance plans, profit sharing, pension or 401(k) bonus plans or any other plans or programs currently or which in the future may become available to the Company's officers or employees, in such capacities.

              5. Expenses. The Company shall promptly reimburse Consultant for all out of pocket expenses incurred by Consultant in the discharge of Consultant's duties hereunder, including, but not limited to, first class hotel expenses, meals, air fare and automobile expenses in connection with the performance of Consultant's Consulting Services at the Company's offices in California, Indiana and Louisiana during the Term hereof. In connection with the foregoing at Consultant's request, the Company shall provide first class air fare to enable Consultant to fly home to Wisconsin weekly during the weekends during the Term of this Agreement. The Company shall reimburse Consultant upon receipt from Consultant of vouchers, receipts or other reasonable substantiation of such expenses. Upon the prior request of the Company and at the election of the Consultant, in the event the Consultant travels on the Company's behalf to perform any Consulting Services, Consultant shall be entitled to travel first class, to stay at luxury hotels, similar restaurant expenses and other expenses of the type described above.

              6. Term of Agreement. The term of this Agreement shall commence as of the Effective Date and shall continue for a period of no less than four (4) months from such date (the "Four-Month Period"), unless earlier terminated as herein provided. The term of this Agreement shall continue on a month-to-month basis after the Four-Month Period (the "Extended Term") until terminated by either the Company or Consultant provided notice is given in accordance with
Section 15(g) thirty (30) days prior to such termination ("Thirty Day Termination Notice"). This Agreement shall be terminated prior to the expiration of the periods set forth above only in the event of the occurrence of any one of the following circumstances:

                  (a)   The death of Consultant;

                  (b)   The Incapacity of Consultant;

                  (c)   The  Company  terminates  this  Agreement  for
Cause; and

                  (d) The Company terminates this Agreement for any reason other than as set forth in Sections 6(a), 6(b) or 6(c). For the purposes of this Agreement, the "Term" hereof shall be the period from the Effective Date through thirty (30) days after a Thirty Day Termination Notice is provided or such other shorter period in the event the Agreement is terminated sooner pursuant to Sections 6(a) through 6(d) above.

              7.  Compensation  Upon  Termination.          Subject to
Section 7(d) below, in the event this Agreement is terminated pursuant to Sections 6(a) through 6(d) hereof, the Company shall be obligated to pay or provide to Consultant (or his legal representatives, as the case may be) under this Agreement the following and only the following:

                  (a)   In the  event  of  a  termination  pursuant to
Section 6(a) or 6(b): (y) any unpaid Consulting Fee through the date of the Consultant's death or Incapacity, as the case may be, plus thirty (30) days thereafter, when such Consulting Fee would have otherwise been due and (z) payment for any unreimbursed expenses through the end of the Term;

                  (b)   In the  event  of  a  termination  pursuant to
Section 6(c): (y) any unpaid Consulting Fee through the date of termination, when such Consulting Fee would have otherwise been paid and (z) payment for any unreimbursed expenses through the end of the Term; and

                  (c)   In the  event  of  a  termination  pursuant to
Section 6(d): (y) either (i) payment of any unpaid Consulting Fee through the end of the Four-Month Period if the termination occurs during the Four-Month Period or (ii) payment of any unpaid Consulting Fee through the date of termination, plus an additional thirty (30) days, if the termination occurs during the Extended Term, when such Consulting Fee would have been otherwise paid; and (z) payment for any unreimbursed expenses through the end of the Term.

              8.   Indemnification.

                  (a) The Company shall indemnify Consultant, during and after the Term of this Agreement, to the fullest extent provided for in the Company's Articles of Incorporation or Bylaws, as in effect, or as may thereafter be amended, modified or revised from time to time (collectively, "Company's Articles"), or permitted under the law of Delaware or such other state in which the Company may hereafter be domiciled, against any and all costs, claims, judgments, fines, settlements, liabilities,  and  fees  or expenses (including, without limitation, reasonable attorneys' fees) incurred in connection with any proceedings (including, without limitation, threatened actions, suits or investigations) brought by party or parties other than Consultant or Consultant's heirs, successors or assignees arising out of, or relating to, Consultant's actions or inactions as Consultant or the Consultant Services performed by Consultant or any counterclaims brought in defense of an otherwise indemnifiable action at any time during the Term of this Agreement. The indemnification contemplated under this Section 8(a) shall be provided to Consultant unless, at the time indemnification is sought, such indemnification would be prohibited under the law of Delaware or of the state in which the Company may then be domiciled; the Company may rely on the advice of its counsel in determining whether indemnification is so prohibited.

                  (b) In the event of any actual or threatened investigation, administrative proceeding or litigation by any federal, state or local governmental authority (including agencies thereof) against the Company or any other director officer or employee of the Company arising from actions taken or events occurring at any point during the Term hereof, in which proceedings Consultant is not a party or threatened to be made a party but which require Consultant's attendance and if, under applicable law, or the rules or regulations of the particular governmental authority, counsel for the Company cannot additionally represent Consultant upon the provision of proper substantiation, or such simultaneous representation would not be permitted under the applicable canons of ethics governing attorneys-at-law, then: (i) Consultant shall have the right to retain such personal legal counsel, accounting advisors and experts as may be reasonably necessary in connection with such attendance, and (ii) the Company shall promptly reimburse Consultant, whether or not then in office, for all reasonable expenses incurred by him in retaining the above counselors, advisors and experts.

              If Consultant's attendance is required at proceeding contemplated by this Section 8(b) after the Term hereof, then, in all events, and in addition to the reimbursement described in (ii) above, the Company shall pay to Consultant a stipend in the amount of One Thousand Dollars ($1,000) per day for each day or any portion thereof during which Consultant is in attendance and shall reimburse Consultant for all reasonable travel, hotel and living expenses incurred by him in connection with such attendance.

                  (c) Any reimbursement or indemnification required under this Section 8 shall be made no later than ten (10) business days after receipt by the Company of the written request of Consultant, together with, with respect to expenses incurred, vouchers, receipts or other reasonable substantiation.

                  (d) If Consultant is entitled under any provision of this Section 8 to indemnification by the Company for some or a portion of the expenses,  judgments, fines, or penalties actually and reasonably incurred by him in the investigation, defense, appeal or settlement of any action, suit or other proceeding, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Consultant for the portion of such expenses, judgments, fines or penalties to which Consultant is entitled.

                  (e)   The   indemnification   provided   under  this
Section 8 shall not be deemed exclusive of any other rights to which Consultant may be entitled under the Company's Articles, any resolution of the Board of Directors, any agreement, any vote of shareholders or disinterested directors, insurance contracts, the law of Delaware or any other state in which the Company may hereafter be domiciled, or otherwise, both as to actions or inactions by Consultant in connection with his performing Consulting Services during the Term hereof, even though complaint may have been asserted after the Term hereof. Amounts payable as indemnification under this Section 8 shall be reduced by the amount of any other sums received by Consultant for the same purpose pursuant to any of such other provisions.

                  (f)   In the event of any  change, after the date of
this Agreement, in any applicable law, statute, or rule which expands the right of a corporation domiciled in Delaware or the state in which the Company may hereafter be domiciled to indemnify a consultant, such change (to the extent permitted by applicable law) shall be automatically incorporated herein, without further action of the parties, to the extent that such change affects Consultant's rights and the Company's obligations under this Section 8.

                  (g) In the event of any change, after the date of this Agreement, in any applicable law, statute, or rule which narrows or restricts the right of a corporation domiciled in Delaware or the state in which the Company may hereafter be domiciled to indemnify a consultant such change (to the extent permitted by applicable law) shall have no effect on the provisions of, or the parties' respective rights and obligations under this Section 8.

                  (h) In the event of an amendment or other revision, after the date of this Agreement, to the Company's Articles which expands the right of the Company to indemnify Consultant for the consulting services rendered by Consultant during the Term hereof, such change shall be automatically incorporated into this Agreement, without further action of the parties, to the extent that such change relates to Consultant's rights and the Company's obligations under this Section 8.

                  (i) In the event of an amendment or other revision, after the date of this Agreement, to the Company's Articles which narrows or restricts the right of the Company to indemnify Consultant for the consulting services rendered by Consultant during the Term hereof, such change  shall  have no effect on the provisions of, or the  parties'  respective  rights  and  obligations under, this
Section 8.

                  (j) The Company agrees to give Consultant prompt notice of any amendment to or modification of the Company's Articles which relate to its ability to provide the indemnification contemplated under this Section 8.

                  (k) Notwithstanding any other provision herein, the Company shall not be obligated pursuant to the terms of this
Section 8:

                        (i) to indemnify or advance expenses to Consultant with respect to proceedings or claims (except counterclaims or cross claims) initiated or brought voluntarily by Consultant and not by way of defense, but such indemnification or advancement of expenses may be provided by the Company in specific cases if the Board of Directors finds it to be appropriate; or

                        (ii) to indemnify Consultant for any expenses incurred by him with respect to any claim, issue or matter, raised in connection with a proceeding instituted by Consultant to enforce or interpret the provisions of this Section 8, if a court of competent jurisdiction renders a final judgment ruling against the Consultant with respect to the material assertions made by Consultant with respect to such claim, issue or matter; or

                        (iii) to indemnify Consultant for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) which have been paid directly to Consultant by an insurance carrier under a policy of directors' and officers' liability insurance maintained by the Company; or

                        (iv) to indemnify Consultant for expenses or liabilities arising from the purchase and sale by Consultant of securities of the Company in violation of federal or state securities laws; or

                        (v) to indemnify Consultant for liabilities or with respect to proceedings or claims relating to actions not taken in his capacity as a Consultant rendering Consulting services on behalf of the Company, including, without limitation, actions taken in his individual capacity as a shareholder.

              9. Confidentiality. Consultant covenants and agrees that he will not at any time during or after the Term of this Agreement reveal, divulge or make known to any person, firm or corporation any information, knowledge or data of a proprietary nature relating to the  business  of  the  Company  or any of its affiliates which is not or has not become generally known or public. Consultant shall hold, in a fiduciary capacity, for the benefit of the Company, all information, knowledge or data of a proprietary nature, relating to or concerned with, the operations, customers, developments, sales, business and affairs of the Company and its affiliates which is not generally known to the public and which is or was obtained by the Consultant during the Term of this Agreement. Consultant recognizes and acknowledges that all such information, knowledge or data is a valuable and unique asset of the Company and accordingly he will not discuss or divulge any such information, knowledge or data to any person, firm, partnership, corporation or organization other than to the Company, its affiliates, designees, assignees or successors or except as may otherwise be required by the law, as ordered by a court or other governmental body of competent jurisdiction, or in connection with the business and affairs of the Company.

              10. Equitable Remedies. In the event of a breach or threatened breach by Consultant of any of his obligations under
Section 9 hereof, Consultant acknowledges that the Company may not have an adequate remedy at law and therefore it is mutually agreed between Consultant and the Company that in addition to any other remedies at law or in equity which the Company may have, the Company shall be entitled to seek in a court of law and/or equity a temporary and/or permanent injunction restraining Consultant from any continuing violation or breach of this Agreement.

              11. Advance of Fees  and  Expenses.    The Company shall
promptly advance to Consultant:

                  (a) to the maximum extent provided for in the Company's Articles or permitted by the law of Delaware or such other state in which the Company may hereafter be domiciled, any fees or expenses which are included as indemnifiable fees or expenses pursuant to Section 8 hereof (including, without limitation, expenses of investigations, judicial or administrative proceedings or appeals, amounts paid in settlement by or on behalf of Consultant, and legal, accounting or other professional fees and disbursements) which may be incurred by Consultant (collectively, "Reimbursed Expenses");

                  (b) Reimbursed Expenses shall be made by the Company upon the written request of Consultant, which request shall be accompanied by an undertaking executed by Consultant acceptable in form and substance to counsel for the Company, by which Consultant undertakes to repay any amounts advanced plus Interest on the advanced amount to the extent that it is ultimately determined, by compromise, settlement, arbitration or final non-appealable court ruling, that Consultant is not entitled to indemnification or payment, as appropriate, for all or any portion of such fees and expenses. For purposes of this Section 11(b), the term "Interest" shall accrue and be payable from the date the amount was advanced at the rate of eight percent (8.0%) per annum computed and applied on the basis of a 365 day year, actual days elapsed. At no time, however, shall Consultant be obligated, or required, to pay Interest at a rate which could subject Consultant to either civil or criminal liability as a result of such rate being in excess of the maximum rate which Consultant is permitted to charge. If, by the terms of this Agreement, Consultant is, at any time, required or obligated to pay Interest on the principal balance at a rate in excess of such maximum rate, then the rate of Interest under this Agreement shall be deemed to be immediately reduced to such maximum rate, and Interest payable hereunder shall be computed at such maximum rate, and any portion of all prior Interest payments in excess of such maximum rate shall be applied, and/or shall retroactively be deemed to have been payments made, in reduction of the balance due;

                  (c) No later than ten (10) business days after receipt by the Company of the written request and undertaking of Consultant, together with receipts, invoices or other written documentation evidencing the Reimbursed Expenses to be covered by the advance, the Company shall make the advance requested, in one or more payments, to Consultant or according to his written instructions; and
(d) Any advances contemplated under Section 11(a) above, shall be made to Consultant unless, at the time the advance is requested, such advance would be prohibited under the law of Delaware or the state in which the Company may then be domiciled; the Company may rely on the written advice of its counsel in determining whether an advance is so prohibited.

              12. Effective  Date.     The   Effective  Date  of  this
Agreement shall be deemed to be the "Effective Date" as such term is defined in the Settlement Agreement.

              13. Representation by Counsel. Consultant acknowledges that the Company has advised Consultant to seek the advice of counsel in connection with Consultant's rights with respect to this Agreement, the Settlement Agreement and the Related Agreements. In connection therewith, Consultant has been represented by and has consulted with counsel of his own choice, Anthony J. Handzlik of Reinhardt, Boerner, VanDeuren, Norris & Rieselach, throughout the negotiation, drafting and execution of this Agreement. In connection with the foregoing, Consultant and the Company acknowledge that the Company has been represented by its general outside counsel, the firm of Jeffer, Mangels, Butler & Marmaro LLP ("JMBM") in connection with the negotiation, documentation and execution of this Agreement.

              14. Consultant's Employment Status. Consultant is not an employee of or employed by the Company with respect to his performance of Consulting Services to the Company during the Term of this Agreement; accordingly, Consultant shall indemnify the Company against  any  and  all  withholding  and/or  employment taxes charged against the Company with respect to Consultant's performance of Consulting Services during the Term of this Agreement.

              15. Miscellaneous.

                  (a) This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company or by any merger, reorganization or other transaction in which the Company is not the surviving or resulting corporation or upon any transfer of all or substantially all of the assets of Company in the event of any such merger, or transfer of assets. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the surviving business entity or the business entity to which such assets shall be transferred in the same manner and to the same extent that the Company would be required to perform it if no such transaction had taken place. This Agreement shall inure to the benefit of and be enforceable by Consultant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

                  (b) Except as otherwise provided by law or elsewhere herein, Consultant shall be entitled to all benefits as set forth herein and the Term of this Agreement shall continue to run through the occurrence of the following events:

                        (i) any act of force majeure which materially and adversely affects the Company's business and operations, including but not limited to, the Company having sustained a material loss, whether or not insured, by reason of fire, earthquake, flood, epidemic, explosion, accident, calamity or other act of God; or

                        (ii) any strike or labor dispute or court or government action, order or decree; or


                        (iii)   a  banking   moratorium   having  been
declared by federal or state authorities; or

                        (iv) an outbreak of major armed conflict, blockade, embargo, or other international hostilities or restraints or orders of civic, civil defense, or military authorities, or other national or international calamity having occurred; or

                        (v) any act of public enemy, riot or civil disturbance or threat thereof; or

                        (vi)    a  pending  or   threatened  legal  or
governmental proceeding or action relating generally to the Company's business, or a notification having been received by the Company of the threat of any such proceeding or action, which could materially adversely affect the Company.

                  (c) This Agreement may not be modified, altered or amended except by an instrument in writing signed by the parties hereto.

                  (d) This Agreement shall be construed in accordance with the laws of the State of California except to the extent that any provision of Sections 8 or 11 hereof may relate to an interpretation of the corporation laws of Delaware, the state in which the Company is domiciled, in which case such provision shall be construed in accordance with the corporation laws of that state.

                  (e) Nothing in the Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company's inability pursuant to court order to perform its obligations under this Agreement shall not constitute a breach of this Agreement. If any provision of this Agreement is invalid or enforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall, nevertheless, remain in full force and effect in all other circumstances.

                  (f) The parties hereto agree that any and all disputes hereunder shall be submitted to a court located in Los Angeles, California and in this regard, the parties agree that they shall consent to personal jurisdiction in any state and/or the United States District Court for the Central District of California sitting in Los Angeles, California and agree to venue in the State of California. All costs and expenses (including attorneys' fees) incurred by the parties in connection with any dispute arising under this Agreement, shall be apportioned between the parties by a court based upon such court's determination of the merits of their respective positions. The burden of proving that indemnification or any advance under Sections 8 or 11 is not appropriate shall be on the Company.

                  (g) Any notice to the Company required or permitted hereunder shall be given in writing to the Company, either by personal service, facsimile or, if by mail, by registered or certified mail return receipt requested, postage prepaid, duly addressed to the Secretary of the Company at its then principal place of business with a copy to Barry L. Burten, Esq., Jeffer, Mangels, Butler & Marmaro LLP, 2121 Avenue of the Stars, 10th Floor, Los Angeles, California 90067. Any such notice to Consultant shall be given in a like manner, and if mailed shall be addressed to Consultant at Consultant's home address then shown in the files of the Company with a copy to Anthony J. Handzlik, Reinhardt, Boerner, VanDeuren,

 Norris &  Rieselach,  1000  North  Water Street, Milwaukee, Wisconsin




53202-0900. For the purpose of determining compliance with any time limit herein, a notice shall be deemed given on the fifth business day following the postmarked date, if mailed, or the date of delivery if personally delivered or delivered by facsimile.

                  (h) A waiver by either party of any term or condition of this Agreement or any breach thereof, in any one instance, shall not be deemed or construed to be a waiver of such term or condition or of any subsequent breach thereof.

                  (i) The section and subsection headings contained in this Agreement are solely for convenience and shall not be considered in its interpretation.

                  (j) This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

                  (k) Consultant represents and agrees that Consultant has carefully read and fully understands all of the provisions of this Agreement and is voluntarily entering into this Agreement.

              IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the day and year first written above.
COMPANY:

                                        MAXICARE HEALTH PLANS, INC.
                                        a Delaware corporation


                                        By: /s/ Alan Bloom
                                        Its: Secretary



                                CONSULTANT:


                                        /s/ Elwood I. Kleaver
                                        Elwood I. Kleaver